Exhibit 99.1

Contact:	Kimberly Goolsby
(949) 464-0187
kimberly@goolsbygroup.com

INTRALASE ANNOUNCES EXPANSION OF EUROPEAN MARKET AS KEY

OPINION LEADER ADOPTS

INTRALASE FS® LASER FOR LASIK’S FIRST STEP

Professor Thomas Neuhann Holds Press Conference and Live Surgery Event as Traditional

Blade is Replaced with Laser-Created Corneal Flaps in His Munich Eye Clinic

IRVINE, Calif. (Dec. 8, 2004) – IntraLase Corp. (NASDAQ: ILSE) announced today that Prof. Dr. med Thomas Neuhann, an international cataract and refractive surgery pioneer, has purchased an INTRALASE FS Laser for use in his Munich ophthalmic practice, the alz eye clinic munich. This sale further establishes the INTRALASE FS laser in the very technologically advanced European market, extending the technology’s global reputation for improved safety, precision and visual outcomes over blade-based microkeratomes historically used in LASIK (laser-assisted in-situ keratomileusis) surgery.

“Clearly the INTRALASE FS laser plays an important role in advancing the science of refractive surgery, improving the first step of LASIK as well as therapeutic surgical treatments for the rehabilitation of diseased corneas.” stated Prof. Neuhann. A press conference will be held at 2:00 pm on Wednesday, December 8th at the alz eye clinic munich, and live surgery will be broadcast via satellite (www.femto-lasik.net). Prof. Neuhann’s patient will be his long time business associate, and CEO of alz eye clinic, Mr. Jörg Hassel. “The IntraLase technology allowed me to choose laser vision correction with confidence due to its safety profile and ability to obtain better vision. I was definitely waiting for the availability of femtosecond laser technology,” commented Mr. Hassel.

“Prof. Neuhann is one of the most influential scientists in the field of ophthalmology. Adding such a prominent thought leader to the growing base of surgeons who utilize the INTRALASE FS laser amplifies the compelling endorsement of our technology solution,” stated Robert J. Palmisano, president and CEO of IntraLase Corp. Prof. Neuhann is the current Director of the Eye Bank in Munich and active head of the German Society of Refractive Surgery (KRC). He is a former president of the European Society of Cataract and Refractive Surgeons as well as a founding member of the Organization of German Specialty Clinics for Eye Laser and Refractive Surgery.

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As of September 30, 2004, 180 INTRALASE FS lasers were installed in ophthalmic practices worldwide, resulting in a 15% market share of all corneal flap procedures in the United States for the quarter. Prof. Neuhann’s adoption of the technology compliments the Company’s 35 existing international laser placements throughout Europe, Asia, Canada and Mexico. The INTRALASE FS laser was granted CE mark in March 2004. As the first laser technology designed to replace the bladed mechanical microkeratome in the first step of LASIK, to date more than 250,000 IntraLase initiated procedures have been sold.

Current data suggests that the INTRALASE FS laser may be as much as 100 times more accurate than the microkeratome, making every LASIK procedure safer, and virtually eliminating the severe, sight-threatening complications sometimes caused by the hand-held microkeratome blade. Clinical studies report that the INTRALASE FS Laser significantly decreases the occurrence of microkeratome related complications, including invasive corneal incisions, corneal abrasions, “button-hole” cuts and improperly formed flaps; and is less likely to produce overly thin flaps or extremely thick flaps, events which could lead to serious complications.

About IntraLase Corp.

IntraLase designs, develops and manufactures an ultra-fast laser, related software and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally used to create corneal flaps. IntraLase lasers are also used in surgical approaches to the treatment of diseased corneas. The company’s lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 17 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

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Forward Looking Statements:

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; the extent of adoption of our product offering by LASIK surgeons; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in our final 424(b)(4) prospectus, as filed with the Securities and Exchange Commission on October 6, 2004.

These forward-looking statements are made only as of the date of this press release, and we assume no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise

For further information concerning this press release, contact:

Franklin T. Jepson

Vice President Communications and Investor Relations

(949) 859-5230 x260

fjepson@intralase.com

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